EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Employee Benefits Committee
L3Harris Retirement Savings Plan

We consent to the incorporation by reference in Registration Statement No. 333-268794 on Form S-8 of our report dated June 13, 2025, appearing in this Annual Report on Form 11-K of the L3Harris Retirement Savings Plan for the year ended December 31, 2024.

/s/ Weaver and Tidwell, LLP
Bethesda, MD
June 13, 2025